Exhibit 5.11

November 16, 2007

VIA EDGAR

United States Securities and Exchange Commission

Re:	North American Palladium Ltd. (the "Corporation") Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007

In connection with the Corporation's Amendment No. 1 to Registration Statement on Form F-10, dated November 16, 2007, and any amendments thereto and any registration statements filed pursuant to Rule 429 under the United States Securities Act of 1933, as amended (the "Registration Statement"), I, Fred Brown, hereby consent to the use of my name in connection with references to my involvement in the preparation of (i) a technical report, mineral resource estimate and preliminary economic assessment of the Suhanko Project in Northern Finland dated October 29, 2007 for the Corporation, and (ii) a technical report on the Shebandowan West Property dated August 9, 2007 for the Corporation (together, the "Technical Reports") and to references to the Technical Reports, or portions thereof, which have been incorporated by reference in the Registration Statement.

I also certify that I have read the Registration Statement and I do not have any reason to believe that there are any misrepresentations in the information contained in it or documents incorporated therein by reference that are derived from the Technical Reports, or that are within my knowledge as a result of the services that I performed in connection with the preparation of the Technical Reports.

Yours truly,

/s/ Fred Brown

Fred Brown